EXHIBIT 99.1

CONTACT:	Michael H. McLamb Chief Financial Officer MarineMax, Inc. 727/531-1700	Brad Cohen 203/222-9013 Tom Ryan 203/222-9013 Integrated Corporate Relations, Inc.

MARINEMAX REPORTS RECORD SECOND QUARTER RESULTS

- Revenue increased 19% to record $159 million - - EPS increased 22% to record $0.26 - - Same-store sales increased 9% -

     CLEARWATER, FL, April 24, 2003 — MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat retailer, today announced revenue and earnings for the three- and six-month periods ended March 31, 2003.

     The Company reported second quarter revenue of $159.1 million compared to $133.8 million for the comparable quarter last year. The 19% increase was due to a 9% gain in same-store sales and $12.1 million from stores opened or acquired that are not eligible for inclusion in the same-store sales base. The same-store sales increase was largely due to the timing of certain yacht sales and a successful winter boat show season. Net income for the three-month period ended March 31, 2003, increased 22% to $4.1 million, or $0.26 per diluted share, compared to net income of $3.3 million, or $0.22 per diluted share, in the comparable quarter last year. These quarterly results brought revenue and earnings to the highest level of any March quarter in the Company’s history.

     For the six-month period ended March 31, 2003, revenue increased 10% to $257.0 million compared to $234.4 million for the six-month period ended March 31, 2002. The revenue increase was driven by $26.6 million of revenue from stores opened or acquired that are not eligible for inclusion in the same-store sales base, offset by a 3% decline in same-store sales for the period due to continued economic softness and less favorable weather conditions during the first quarter. Net income for the six-month period ended March 31, 2003, increased 13% to $3.6 million, or $0.23 per diluted share, compared to net income of $3.2 million, or $0.21 per diluted share, in the same period last year.

     William H. McGill, Jr., Chairman, Chief Executive Officer and President, stated, “We are pleased with our second quarter results, particularly in light of the current economic softness and uncertain geopolitical environment. The primary driver in the quarter was our Team’s ability to maximize the winter boat show season to our advantage. While a number of industry journals noted attendance at these shows was down, we utilized our new show displays and our well educated and passionate team to produce industry leading results.”

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     Mr. McGill continued, “Despite a decline in boat show and retail traffic, we were encouraged to see a resurgence in the sale of larger boats and yachts. While these products typically carry lower gross margins, we were able to offset this margin pressure by expanding margins on smaller boats. Additionally, we continued to expand our parts, service, finance and insurance businesses, which contributed to higher gross margins and profitability during the quarter and year-to-date.”

     “MarineMax delivers the Boating Dream,” concluded Mr. McGill. “Our focus on customer-centric strategies is extending the MarineMax brand. By continuing to build alliances with industry-leading manufacturers, we are able to offer top-quality products and services that support boating as a family-oriented recreational activity that provides a stress relief and can be enjoyed close to home. At a time when many companies are retrenching sales efforts and curtailing capital investments, we delivered our best March quarter. We are forging ahead with our focus on our Team Members, customers, and the commitment to increasing long-term stockholder value.”

     Based on current business conditions, MarineMax reiterates its earnings per share guidance for fiscal 2003 of $1.10 to $1.20 per diluted share.

     Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian and Hatteras, the Company sells new and used recreational boats and related marine products, and provides yacht brokerage service through its Motor Yachts division. The Company currently operates 60 retail locations in Arizona, California, Delaware, Florida, Georgia, Minnesota, Nevada, New Jersey, North Carolina, Ohio, South Carolina, Texas and Utah. MarineMax is a New York Stock Exchange-listed Company.

     Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the ability to accomplish goals and strategies, the success of the acquisition program, synergies expected from acquisitions, anticipated service revenue enhancements, general economic conditions and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations and numerous other factors identified in the Company’s Form 10-K and other filings with the Securities Exchange Commission.

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MarineMax, Inc. and Subsidiaries
Condensed Consolidated Results of Operations
(Amounts in thousands except per share data)
(Unaudited)

	For the Three-Month		For the Six-Month Period
	Period Ended March 31,		Ended March 31,

	2003	2002	2003	2002

Revenue	$159,063	$133,794	$257,038	$234,380
Cost of sales	124,822	106,233	199,142	187,102

Gross profit	34,241	27,561	57,896	47,278
Selling, general, and administrative expenses	27,370	21,852	51,173	41,655

Income from operations	6,871	5,709	6,723	5,623
Interest expense, net	216	264	848	431

Income before income taxes	6,655	5,445	5,875	5,192
Income tax provision	2,562	2,096	2,262	1,999

Net income	$4,093	$3,349	$3,613	$3,193

Basic net income per common share:	$0.27	$0.22	$0.24	$0.21

Diluted net income per common share:	$0.26	$0.22	$0.23	$0.21

Weighted average number of common shares used in computing net income per common share:
Basic	15,313,218	15,250,024	15,310,707	15,248,222

Diluted	15,541,897	15,523,479	15,539,448	15,384,949

(table follows)

MarineMax, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited amounts in thousands, except share data)

	March 31, 2003	March 31, 2002

ASSETS
CURRENT ASSETS:
Cash	$14,898	$12,795
Accounts receivable	20,353	16,771
Inventories	206,758	168,658
Prepaids and other current assets	2,258	2,079
Current deferred tax asset	368	—

Total current assets	244,635	200,303
Property and equipment, net	69,971	55,480
Goodwill and other assets	49,589	39,992
Other long-term assets	1,205	742

Total assets	$365,400	$296,517

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$14,514	$12,026
Customer deposits	6,983	8,793
Accrued expenses	16,967	16,485
Short-term borrowings	149,000	109,000
Current maturities of long-term debt	2,304	2,347
Current deferred tax liability	—	333

Total current liabilities	189,768	148,984
Other liabilities	—	2,545
Deferred tax liability	5,140	2,963
Long-term debt, net of current maturities	21,441	10,970
STOCKHOLDERS’ EQUITY:
Preferred stock, $.001 par value, 1,000,000 shares authorized, none issued or outstanding at March 31, 2003 and 2002	—	—
Common stock, $.001 par value; 24,000,000 shares authorized, 15,315,758 and 15,250,024 shares issued and outstanding at March 31, 2003 and 2002, respectively	15	15
Additional paid-in capital	64,420	63,941
Retained earnings	84,768	67,284
Treasury stock, at cost, 17,349 and 27,099 shares held at March 31, 2003 and 2002, respectively	(152)	(185)

Total stockholders’ equity	149,051	131,055

Total liabilities and stockholders’ equity	$365,400	$296,517

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